Exhibit 99.1

Red Robin Gourmet Burgers Reports Preliminary Unaudited Financial

Results for the Fourth Quarter and Fiscal Year Ended December 26, 2004,

Provides Guidance for First Quarter and Full Year 2005

Greenwood Village, CO — (BUSINESS WIRE) – February 14, 2005 – Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens, today reported preliminary unaudited financial results for the twelve weeks and fiscal year ended December 26, 2004 and provided guidance for first quarter and full year 2005.

Red Robin, like many other companies in the restaurant and retail industries, is reviewing its accounting treatment for leases, rent holidays and tenant improvement allowances in light of the views expressed by the Office of the Chief Accountant of the SEC in a February 7, 2005 letter to the American Institute of Certified Public Accountants. The Company has not yet determined whether adjustments will be required with respect to occupancy costs, depreciation and amortization, general and administrative expenses or net income, and if so, whether such adjustments will require a restatement of prior period financial statements or will be made on a cumulative basis in the fourth quarter of 2004. Accordingly, the financial results included in this release are preliminary and do not reflect any adjustments that may result from this review.

Financial and Operational Highlights

Highlights for the fourth quarter of 2004 compared to the same quarter last year were as follows:

•	Total revenues increased 22.4% to $98.9 million

•	Company-owned comparable restaurant sales increased 6.7%

•	Restaurant-level operating profit increased 38.1% to $20.7 million

•	Income from operations increased 25.7% to $8.8 million

•	Diluted earnings per share increased 24.7% to $0.33

Highlights for the fiscal year ended December 26, 2004 compared to the fiscal year ended December 28, 2003 were as follows:

•	Total revenues increased 24.5% to $409.1 million

•	Company-owned comparable restaurant sales increased 7.5%

•	Restaurant-level operating profit increased 37.9% to $84.3 million

•	Income from operations increased 45.2% to $38.7 million

•	Diluted earnings per share increased 44.2% to $1.47

“We are very pleased with our performance in 2004. We believe our comparable store sales growth continues to reflect our special appeal to our target market of women, teens and tweens as well as the exceptional guest experiences being created by the entire Red Robin team,” said Mike Snyder, Chief Executive Officer.

During the fourth quarter, Red Robin opened seven new company-owned restaurants, bringing its total openings for the year to 22. Two new franchisee restaurants opened in the fourth quarter, increasing the full year franchise openings to 17. As of the end the year, there were 137 company-owned and 118 franchised Red Robin restaurants.

Comparable restaurant sales increased 6.7% for company-owned restaurants in the fourth quarter of 2004 compared to the fourth quarter of 2003, driven by a 1.0% increase in guest counts and a 5.7% increase in the average guest check. This marks the 32nd consecutive quarter that Red Robin has posted positive comparable sales for company-owned restaurants. Comparable sales for franchise restaurants in the U.S. and Canada increased 5.5% and 4.4%, respectively.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased by 22.4%, to $98.9 million in the fourth quarter of 2004, compared to $80.8 million in last year’s fourth quarter. Average weekly comparable sales for company-owned restaurants were $61,466 for the fourth quarter of 2004, compared to $57,598 for the same quarter last year.

The Company’s franchise royalties and fees increased $483,000, or 20.6%, in the fourth quarter of 2004 compared to the same quarter a year ago. This increase was primarily attributable to royalties generated from the 17 franchise restaurants opened in 2004. For the fourth quarter, Red Robin’s franchise system reported an increase in total U.S. franchise restaurant sales of 25.5%, to $66.1 million, compared to $52.7 million in the prior year period. Average weekly sales for Red Robin’s comparable franchise restaurants were $56,108 in the U.S. versus $53,187 for the same period last year, and $39,561 in Canada versus $37,885 for the same period last year. Canadian results are in Canadian dollars.

Net income for the fourth quarter of 2004 was $5.5 million or $0.33 per diluted share, as compared to net income of $4.2 million or $0.27 per diluted share in the prior year period.

The Company’s restaurant-level operating profit metric does not represent operating income or net income calculated in accordance with generally accepted accounting principles (GAAP). Schedule 1 to this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

Outlook

The following earnings per share estimates exclude the potential impact of any changes to the Company’s lease accounting practices as well as the impact of the expensing of stock options beginning in the third quarter of 2005.

For the first quarter and sixteen weeks ending on April 17, 2005, the Company expects total revenues of approximately $140 to $142 million and net income of approximately $0.42 to $0.43 per diluted share. These projected results are based upon certain assumptions, including an expected comparable restaurant sales increase of 5% to 6%, the opening of 8 new company-owned restaurants during the quarter and the expensing of the associated pre-opening costs.

For full fiscal year 2005, the Company expects revenues of approximately $490 to $495 million and net income of $1.75 to $1.77 per diluted share. This estimate assumes a comparable restaurant sales increase of 3% to 4%, the addition of 26 to 28 new corporate restaurants and 15 to 17 new franchise restaurants during fiscal 2005.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its preliminary fourth quarter results on Monday, February 14, 2005, at 5:00 p.m. ET. The conference call number is (877) 691-0878 and the Company will broadcast its conference call over the Internet. To access the broadcast, please visit http://irpage.com/rrgb/, or the Company’s website at www.redrobin.com and select the “Investor” link from the menu. The preliminary quarterly financial information that we intend to discuss during the conference call is included in this press release and will be available on the Company’s website at http://irpage.com/rrgb/ for 12 months following the conference call. To listen to a webcast replay of the conference call and to access any additional financial information that may be discussed on the call, please visit http://irpage.com/rrgb/. The webcast replay will be available for 12 months following the conference call.

About Red Robin Gourmet Burgers

Red Robin Gourmet Burgers (www.redrobin.com) is a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens. Red Robin serves gourmet burgers in a variety of recipes with bottomless fries, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixology® specialty beverages. There are more than 255 Red Robin locations across the United States and Canada, including both company-owned locations and those operated under franchise or license agreements.

Forward-Looking Statements

Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof and we assume no obligation to update such forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to achieve and manage our planned expansion; our ability to raise capital in the future; the ability of our franchisees to open and manage new restaurants; our franchisees’ adherence to our practices, policies and procedures; changes in the availability and cost of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; the concentration of our restaurants in the Western United States; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products and food preparation; our ability to attract, motivate and retain qualified team members; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in the restaurant industry; cost and availability of capital; our ability to comply with Section 404 of the Sarbanes-Oxley Act; additional costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in SEC reports filed by Red Robin.

For further information contact:

Don Duffy

Integrated Corporate Relations

203-682-8200

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	December 26, 2004	December 28, 2003
Assets
Current Assets:
Cash and cash equivalents	$4,980	$4,871
Accounts receivable, net	2,345	1,146
Inventories	5,422	4,357
Prepaid expenses and other current assets	4,401	3,977
Income tax refund receivable	1,779	1,172
Deferred tax asset	2,269	1,075
Restricted current assets – marketing funds	1,145	959

Total current assets	22,341	17,557

Property and equipment, at cost, net	201,218	151,061
Deferred tax asset	—	4,710
Goodwill, net	25,720	25,720
Other intangible assets, net	7,583	8,118
Other assets, net	2,748	3,047

Total assets	$259,610	$210,213

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable	$9,759	$9,139
Accrued payroll and payroll-related liabilities	14,637	12,162
Unredeemed gift certificates	5,646	3,997
Accrued liabilities	7,027	5,847
Accrued liabilities – marketing funds	1,145	959
Current portion of long-term debt and capital lease obligations	1,521	1,422

Total current liabilities	39,735	33,526

Deferred rent payable	6,299	5,296
Other non-current liabilities	3,681	1,544
Long-term debt and capital lease obligations	46,222	36,206
Commitments and contingencies	—	—
Stockholders’ Equity:
Common stock; $.001 par value: 30,000,000 shares authorized; 16,146,486 and 15,969,723 shares issued and outstanding as of December 26, 2004 and December 28, 2003, respectively	16	16
Preferred stock; $.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	125,685	122,184
Deferred compensation	(50)	(130)
Receivables from stockholders/officers	(4,155)	(6,432)
Accumulated other comprehensive loss, net of tax benefit	—	(108)
Retained earnings	42,177	18,111

Total stockholders’ equity	163,673	133,641

Total liabilities and stockholders’ equity	$259,610	$210,213

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Twelve-Weeks Ended		Year Ended
	December 26, 2004	December 28, 2003	December 26, 2004	December 28, 2003
Revenues:
Restaurant	$96,039	$78,410	$396,995	$318,878
Franchise royalties and fees	2,836	2,353	11,769	9,320
Rent revenue	40	40	299	409

Total revenues	98,915	80,803	409,063	328,607

Costs and Expenses:
Restaurant operating costs:
Cost of sales	22,450	18,720	92,988	75,172
Labor	32,238	27,755	136,817	112,872
Operating	14,090	11,723	57,158	48,085
Occupancy	6,610	5,261	25,738	21,637
Depreciation and amortization	5,836	4,016	20,840	16,126
General and administrative	7,019	4,872	28,449	22,022
Franchise development	663	668	4,063	2,848
Pre-opening costs	1,166	751	4,264	3,165

Total costs and expenses	90,072	73,766	370,317	301,927

Income from operations	8,843	7,037	38,746	26,680
Other (Income) Expense:
Interest expense	683	643	2,706	2,974
Interest income	(75)	(85)	(322)	(341)
Loss on extinguishment of debt	—	1	—	258
Gain on sale of property	—	—	(257)	—
Other	28	(33)	88	(14)

Total other expenses	636	526	2,215	2,877

Income before income taxes	8,207	6,511	36,531	23,803
Provision for income taxes	(2,735)	(2,318)	(12,465)	(8,069)

Net income	$5,472	$4,193	$24,066	$15,734

Net income per share:
Basic	$0.34	$0.27	$1.50	$1.04

Diluted	$0.33	$0.27	$1.47	$1.02

Weighted average shares outstanding:
Basic	16,088	15,483	16,022	15,182

Diluted	16,562	15,824	16,406	15,465

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year Ended
	December 26, 2004	December 28, 2003
Cash Flows From Operating Activities:
Net income	$24,066	$15,734

Non-cash adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	20,840	16,126
Other, net	5,619	4,277
Changes in operating assets and liabilities	5,411	3,798

Net cash flows provided by operating activities	55,936	39,935

Cash Flows From Investing Activities:
Proceeds from sales of property and equipment	1,102	860
Purchases of property and equipment	(71,068)	(54,645)

Net cash flows used in investing activities	(69,966)	(53,785)

Cash Flows From Financing Activities:
Borrowings of long-term debt	22,948	38,000
Payments of long-term debt and capital leases	(12,861)	(42,057)
Debt issuance costs	—	(756)
Proceeds from repayment of promissory notes	2,321	79
Proceeds from sales of common stock	1,731	18,658

Net cash flows provided by financing activities	14,139	13,924

Net increase in cash and cash equivalents	$109	$74
Cash and cash equivalents, beginning of period	4,871	4,797

Cash and cash equivalents, end of period	$4,980	$4,871

Schedule 1

Reconciliation of Restaurant-Level Operating Profit to Income

from Operations and Net Income

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. It does not include general and administrative costs, depreciation and amortization, franchise development costs and pre-opening costs. The Company believes that restaurant-level operating profit is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate a company’s restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table that follows sets forth the Company’s calculation of restaurant-level operating profit and a reconciliation to income from operations and net income, the most directly comparable GAAP measures.

	Twelve-Weeks Ended		Year Ended
	December 26, 2004	December 28, 2003	December 26, 2004	December 28, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Restaurant sales	$96,039	$78,410	$396,995	$318,878

Restaurant operating costs:
Cost of sales	22,450	18,720	92,988	75,172
Labor	32,238	27,755	136,817	112,872
Operating	14,090	11,723	57,158	48,085
Occupancy	6,610	5,261	25,738	21,637

Restaurant-level operating profit	20,651	14,951	84,294	61,112

Add – Other Revenues	2,876	2,393	12,068	9,729

Deduct – Other Operating Expenses:
Depreciation and amortization	5,836	4,016	20,840	16,126
General and administrative	7,019	4,872	28,449	22,022
Franchise development	663	668	4,063	2,848
Pre-opening costs	1,166	751	4,264	3,165

Total Other Operating Expenses	14,684	10,307	57,616	44,161

Income from operations	8,843	7,037	38,746	26,680

Total other expenses	636	526	2,215	2,877
Provision for income taxes	2,735	2,318	12,465	8,069

Total Other	3,371	2,844	14,680	10,946

Net income	$5,472	$4,193	$24,066	$15,734